Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com     www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES
$0.15 PER SHARE DIVIDEND AND SCHEDULE FOR SECOND QUARTER
RESULTS AND CONFERENCE CALL

BOISE, Idaho, July 3, 2006 - American Ecology Corporation [NASDAQ:ECOL] today announced that shareholders of record on July 14, 2006 will receive a quarterly cash dividend of $0.15 per common share, payable on July 21, 2006.

At March 31, 2006, the Company reported 18,064,116 shares outstanding and $17.3 million in cash and short-term investments on hand. The Company estimates that approximately $2.7 million in cash will be paid out for the declared quarterly dividend.

Second Quarter Results Schedule

The Company will release second quarter 2006 financial results at 2:00 pm Mountain Time on Tuesday, July 18, 2006, followed by an investor conference call on Wednesday, July 19 at 9:00 am Mountain Time.

Chief Executive Officer Stephen Romano and Controller Michael Gilberg will present results and discuss operations during the call. Questions will be invited after management’s presentations. Interested parties may send questions in advance to info@americanecology.com, or by facsimile to (208) 331-7900. To join the call, dial (866) 261-3296. Participants will be asked to provide their name and affiliation. A replay will be available at http://www.americanecology.com/investor/INDEX.ASP for 90 days following the call.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, petro-chemical facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements that are based on management’s current expectations, beliefs, plans and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein. While the Company intends to continue paying quarterly dividends during 2006, payment of any future dividend is contingent upon the Company’s continued compliance with all terms and conditions of the Amended and Restated Credit Agreement with its primary bank and the Board of Director’s approval of any such dividend declaration or payment. No assurance can be given that the Company will release second quarter 2006 financial results at the scheduled time, comply with its bank covenants or pay future dividends. For information on other factors that could cause actual results to differ from expectations please refer to American Ecology Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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